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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in Amendment No. 1 to the Registration Statement (Form S-4) No. 333-68536 and related Prospectus of American Greetings Corporation for the registration of 11.75% Senior Subordinated Notes due 2008 ($260,000,000 aggregate principal amount) and to the incorporation by reference therein of our report dated March 27, 2001, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2001, filed with the Securities and Exchange Commission.





Ernst & Young
Cleveland, Ohio
November 19, 2001